Exhibit 99.1

               Weather Impacts Newpark's Third Quarter Earnings

    METAIRIE, La., Oct. 20 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that weather conditions affecting the Gulf of Mexico and Canada will negatively impact third quarter results.

    James D. Cole, Newpark's chairman and CEO, stated: "Our third-quarter earnings have been reduced by approximately $0.05 per share as a result of suspension of work and project delays due to adverse weather conditions during the quarter. As a result, reported earnings are expected to be $.01 per share for the quarter, or $.03 below the current analysts' expectations.

    "In the Gulf of Mexico market, Hurricanes Frances and Ivan and other tropical systems interrupted operations throughout the market and delayed new project starts during the period. In addition, the unusually wet weather that persisted in western Canada throughout the quarter delayed rig moves and the start of new work. On a positive note, operations in all markets have rebounded to a level consistent with the improvement forecast by the Company for the third quarter and should be demonstrated in Newpark's fourth quarter results," he concluded.

    Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.

    Newpark plans to release third quarter results after the close of business on Monday, October 25th with a conference call to follow on Tuesday, October 26th at 9:30 AM EDT. Investors may access the conference call by dialing (800) 862-9098.

    The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, reference is made to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, and rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at http://www.sec.gov , as well as through our Website, http://www.newpark.com.

SOURCE  Newpark Resources, Inc.
    -0-                             10/20/2004
    /CONTACT: Matthew W. Hardey, Vice President of Finance of Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  http://www.sec.gov /
    /Web site:  http://www.newpark.com /
    (NR)

CO:  Newpark Resources, Inc.
ST:  Louisiana
IN:  OIL
SU:  ERP CCA MAV